Exhibit 4.1

NOL AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of September 26, 2014 (this “NOL Amendment”) to the Rights Agreement, dated as of September 4, 2009 (the “Original Agreement” and as amended and currently in effect, the “Rights Agreement”), is entered into between AMAG PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company has generated net operating loss carryovers and tax credit carryovers for United States federal income tax purposes (“NOLs”), which provide valuable Tax Benefits (as such term is hereinafter defined) to the Company;

WHEREAS, the ability to use the NOLs may be impaired or destroyed by an “ownership change” within the meaning of Section 382 (as such term is hereinafter defined) and the Company desires to avoid such an “ownership change” and thereby preserve the ability to use the NOLs without limitation;

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this NOL Amendment; and

WHEREAS, the board of directors of the Company (the “Board”) has determined that the Rights Agreement be amended to preserve the Company’s ability to use the NOLs and in connection therewith the Company is entering into this NOL Amendment and directing the Rights Agent to enter into this NOL Amendment.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

1.                                      Amendments to the Rights Agreement.

(a)                                 Section 1(a), the definition of “Acquiring Person,” is hereby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 4.99% or more of the Common Shares then outstanding. Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, and (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (B) no Person shall become an “Acquiring Person” either (x) as the result of an acquisition of Common Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then beneficially own more than 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” or (y) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), or, in the case of any Derivative Securities underlying a transaction entered into by such Person or otherwise acquired by such Person, such Person terminates such transaction or otherwise disposes of such Derivative Securities so that such Person would no longer be an Acquiring Person, then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a) and (C) the term “Acquiring Person” shall not include any Person who acquires Common Shares in an Exempt Transaction or any Grandfathered Person, unless such Grandfathered Person becomes the Beneficial Owner of a percentage of the Common Shares of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage.

(b)                                 Section 1(b), the definition of “Affiliate” and “Associate,” is hereby amended and restated in its entirety as follows:

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement and, to the extent not included within the foregoing, shall also include, with respect to any Person, any other Person whose Common Shares would be deemed constructively owned or owned through attribution by such first Person pursuant to the provisions of Section 382; provided, however, that the limited partners of a limited partnership shall not be deemed to be Associates of such limited partnership solely by virtue of their limited partnership interests.

(c)                                  Section 1(c), the definition of “Beneficial Owner,” is hereby amended and restated in its entirety as follows:

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i) that such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities (including rights, options or warrants) that are convertible or exchangeable into or exercisable for Common Shares except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) or other applicable sections of the Treasury Regulations;

(ii) that such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own securities (including rights, options or warrants) that are convertible or exchangeable into or exercisable for Common Shares except to the extent the acquisition or transfer of such rights, options or warrants would be treated as exercised on the date of its acquisition or transfer under Section 1.382-4(d) or other applicable sections of the Treasury Regulations; and provided further, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (B) the right to vote pursuant to any agreement, arrangement or understanding, but only if the effect of such agreement, arrangement or understanding is to treat such Person as an “entity” under Section 1.382-3(a)(1) or other applicable sections of the Treasury Regulations; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (B) if (1) the agreement, arrangement or understanding to vote such security (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (ii) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report) or (2) such Beneficial Ownership arises solely as a result of such Person’s status as a “clearing agency” as defined in the Exchange Act; or (C) the right to dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities), but only if the effect of such agreement, arrangement or understanding is to treat such Person as an “entity” under Section 1.382-39(a)(1) or other applicable sections of the Treasury Regulations; or

(iii) that are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(c)(ii)(B) hereof) or disposing of any securities of the Company, provided, however, that the effect of such agreement, arrangement or understanding is to treat such Person as an “entity” under Section 1.382-3(a)(1) or other applicable sections of the Treasury Regulations; provided further, however, an agreement, arrangement or understanding for purposes of this Section 1(c)(iii) shall not be deemed to include actions, including any agreement, arrangement or understanding, or statements by any member of the Company’s Board of Directors as of the date of this Agreement, any subsequent directors of the Company (the “Successor Directors”) who have been nominated by a majority of directors who are directors as of the date of this Agreement or who are Successor Directors, or by any Person of whom such a director is an Affiliate or Associate, provided, however that this exception shall not apply to a particular Person or Persons if and to the extent that such Person or Persons, after the date of this Agreement, acquires Beneficial Ownership of more than an additional 1% of the then outstanding Common Shares of the Company unless (A) the shares are acquired directly from the Company or as part of an employee benefit or compensation plan of the Company or a subsidiary of the Company or (B) the Person establishes to the satisfaction of the Board of Directors of the Company that it is acting on its own behalf and not in concert with any other Person and will not, upon completion of any purchases, be the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the outstanding Common Shares;

(iv) that are Derivative Securities provided that the number of Common Shares deemed beneficially owned as a result of such Derivative Securities shall equal the number of Common Shares that are synthetically owned pursuant to the derivative transactions underlying such Derivative Securities; or

(v) that such Person would be deemed to constructively own or own through attribution or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding that such Person would be deemed to own beneficially hereunder.

Notwithstanding the foregoing or anything in this Agreement to the contrary, for purposes of this Agreement, each Call Spread Counterparty shall be deemed not to Beneficially Own (w) any Common Shares underlying, or synthetically owned pursuant to, any Warrant held by such Call Spread Counterparty, (x) any Common Shares held by such Call Spread Counterparty (or any affiliate thereof) to hedge its exposure with respect to the Call Spread Transactions, (y) any Common Shares underlying, or synthetically owned pursuant to, any Derivative Securities (including the Notes) held, or entered into, by such Call Spread Counterparty (or any affiliate thereof) to hedge its exposure with respect to the Call Spread Transactions or (z) any Notes held by such Call Spread Counterparty (or any affiliate thereof) in its capacity as underwriter of the Notes offering.

(d)                                 The following definitions are hereby added to the end of Section 1 of the Rights Agreement:

(x)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(y)                                 “Exempt Transaction” shall mean any transaction that the Board of Directors, in its sole discretion, have declared exempt pursuant to Section 35, which determination shall be irrevocable with respect to such transaction.

(z)                                  “Exemption Request” shall have the meaning set forth in Section 35 hereof.

(aa)                          “Grandfathered Percentage” shall mean, with respect to any Grandfathered Person, the percentage of the outstanding Common Shares of the Company that such Grandfathered Person, together with all Affiliates and Associates of such Grandfathered Person, Beneficially Owns as of the Grandfathered Time, plus an additional 1/4%; provided, however, that, in the event any Grandfathered Person shall sell, transfer, or otherwise dispose of any outstanding Common Shares of the Company after the Grandfathered Time or if the percentage of outstanding Common Shares of the Company that such Grandfathered Person Beneficially Owns is reduced as a result of the issuance of additional securities of the Company, the Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean, with respect to such Grandfathered Person, the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (ii) the percentage of outstanding Common Shares of the Company that such Grandfathered Person Beneficially Owns immediately following such sale, transfer, disposition or dilutive event, plus an additional 1/4%.

(bb)                          “Grandfathered Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the Grandfathered Time, the Beneficial Owner of 4.99% or more of the Common Shares of the Company then outstanding.  Notwithstanding anything to the contrary provided in this Agreement, any Grandfathered Person who after the Grandfathered Time becomes the Beneficial Owner of less than 4.99% of the Common Shares of the Company then outstanding shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a Grandfathered Person.

(cc)                            “Grandfathered Time” shall mean 6:30 a.m., New York city time, on September 29, 2014.

(dd)                          “Requesting Person” shall have the meaning set forth in Section 35 hereof.

(ee)                            “Section 382” shall mean Section 382 of the Code and any successor provision or replacement provision and the Treasury Regulations promulgated thereunder.

(ff)                              “Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company and its Subsidiaries.

(gg)                          “Treasury Regulations” shall mean U.S. Treasury regulations promulgated under the Code.

(e)                                  Section 5 is hereby amended to include the words “or .PDF” following each use of the term “facsimile.”

(f)                                    Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price in cash, or by certified check or cashier’s check payable to the order of the Company for each one one-thousandth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 31, 2017, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the Close of Business on the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that this Rights Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward or (vi) the Close of Business on September 26, 2015, if stockholder approval of the NOL Amendment to Rights Agreement has not been obtained by or on such date (the earliest of (i), (iv), (v) and (vi), the “Final Expiration Date”).

(g)                                 Section 7(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

The purchase price for each one one-thousandth of a Preferred Share pursuant to the exercise of a Right shall initially be $80 (the “Purchase Price”) and shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(h)                                 Section 11(a)(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

Subject to Section 24 hereof and the provisions of the next paragraph of this Section 11(a)(ii), in the event any Person shall become an Acquiring Person, each holder of a Right shall have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares (determined pursuant to Section 11(d) hereof) on the date such Person became an Acquiring Person; provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action that would eliminate or diminish the benefits intended to be afforded by the Rights.

Notwithstanding anything in this Agreement to the contrary, from and after the time any Person becomes an Acquiring Person, any Rights beneficially owned by (i) such Acquiring Person or an Associate or Affiliate of such Acquiring Person, (ii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person became such, or (iii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person’s becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer that the Board of Directors has determined is part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of this Section 11(a)(ii), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.  The Company shall use all reasonable efforts to ensure that the provisions of this Section 11(a)(ii) and Section 4(b) hereof are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder.  No Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be void pursuant to the preceding sentence or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be canceled.

(i)                                    Section 23(b)(ii) of the Rights Agreement is hereby amended and restated in its entirety as follows:

In addition, the Board of Directors may, at its option, at any time after the time a Person becomes an Acquiring Person but prior to any event described in clause (x), (y) or (z) of the first sentence of Section 13 hereof, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) in which all holders of Common Shares are treated alike and not involving (other than as a holder of Common Shares being treated like all other such holders) an Interested Stockholder or a Transaction Person or (y)(A) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the then outstanding Common Shares, and (B) at the time of redemption no other Persons are Acquiring Persons.

(j)                                    The Company’s address in Section 26 is hereby replaced with the following:

AMAG Pharmaceuticals, Inc.

1100 Winter Street

Waltham, MA 02451

Attention: General Counsel

(k)                                  The first sentence of Section 28 of the Rights Agreement is hereby deleted such that Section 28 shall read in its entirety as follows:

The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement).  All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Rights Agent and the holders of the Rights, and (y) not subject the Board to any liability to the holders of the Rights.

(l)                                    A new Section 35 is hereby inserted following Section 34 as follows:

PROCESS TO SEEK EXEMPTION.  Any Person who desires to effect any acquisition of Common Shares that would, if consummated, result in such Person (together with its Affiliates and Associates) beneficially owning 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding Common Shares (a “Requesting Person”) may, prior to the Shares Acquisition Date, and in accordance with this Section 35, request that the Board of Directors grant an exemption with respect to such acquisition under this Agreement (an “Exemption Request”).  An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company.  To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage Common Shares then Beneficially Owned by the Requesting Person, together with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Shares aggregating 4.99% (or, in the case of an Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding Common Shares and the maximum number and percentage of shares of Common Shares that the Requesting Person proposes to acquire.  The Board of Directors shall make a determination whether to grant an exemption in response to an Exemption Request as promptly as practicable (and, in any event, within ten (10) Business Days) after receipt thereof; provided, that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request.  The Board of Directors shall only grant an exemption in response to an Exemption Request if the Board of Directors determine, in its sole discretion, that the acquisition of Beneficial Ownership of Common Shares by the Requesting Person will not jeopardize or endanger the availability to the Company of any Tax Benefits.  Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including that the exemption be of a limited duration, a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board of Directors or that it will not make another Exemption Request), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company’s Tax Benefits.  Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and the Board of Directors’ determination with respect thereto.

(m)                               The front side of the Form of Right Certificate attached as Exhibit B to the Original Agreement is hereby amended and replaced by Exhibit A hereto (for the avoidance of doubt the Form of Reverse Side of Right Certificate, which includes the Form of Assignment and the Form of Election to Purchase, is not being amended hereby).

(n)                                 A Summary of Amended Rights to Purchase Preferred Shares is attached hereto as Exhibit B (the “Summary”). Such Summary will be filed as an exhibit to the Company’s Current Report on Form 8-K reporting entry into this NOL Amendment, which is expected to be filed with the U.S. Securities and Exchange Commission within four business days of the date hereof.  Holders of Common Shares may receive such Summary by first-class, postage-prepaid mail upon written request to our principal executive offices at 1100 Winter Street, Waltham, Massachusetts 02451, attention: General Counsel.

2.                                      Miscellaneous.

(a)                                 Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this NOL Amendment, but shall remain in full force and effect, as amended hereby.  This NOL Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this NOL Amendment, the terms and provisions of this NOL Amendment shall govern for purposes of the subject matter of this NOL Amendment only.

(b)                                 If any term, provision, covenant or restriction of this NOL Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this NOL Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(c)                                  This NOL Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(d)                                 This NOL Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e)                                  This NOL Amendment shall be deemed effective as of the date first written above, as if executed on such date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Frank E. Thomas
Name:	Frank E. Thomas
Title:	Executive Vice President and Chief Operating Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT

By:	/s/ Michael Nespoli
Name:	Michael Nespoli
Title:	Executive Director of Relationship Management

EXHIBIT A

FORM OF RIGHT CERTIFICATE

Certificate No. R-	Rights

NOT EXERCISABLE AFTER MARCH 31, 2017 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS OR IF OTHERWISE EXPIRED PURSUANT TO THE RIGHTS AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.01 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT.

RIGHT CERTIFICATE
AMAG PHARMACEUTICALS, INC.

This certifies that or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of September 4, 2009 (as amended from time to time, the “Rights Agreement”), between AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 p.m, New York time, on the earliest of (a) March 31, 2017, (b) the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that the Rights Agreement is no longer necessary or desirable for the preservation of any Tax Benefits (as such term is defined in the Rights Agreement), (c) the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward or (d) September 26, 2015, if stockholder approval of the NOL Amendment has not been obtained by or on such date, unless earlier redeemed or exchanged by the Company as described below, at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company, at a purchase price of $[        ] per one one-thousandth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of [         ], based on the Preferred Shares as constituted at such date.

From and after the time any Person becomes an Acquiring Person, (as such terms are defined in the Rights Agreement), if the Rights evidenced by this Right Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee after the Acquiring Person becomes such, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void without any further action and no holder hereof shall have any right with respect to such Rights from and after the time any Person becomes an Acquiring Person.  As provided in the Rights Agreement, the Purchase Price and the number of one one-thousandths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, as amended from time to time, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof. Reference is made to the Rights Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned offices of the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $0.01 per Right or (ii) may be exchanged in whole or in part for shares of the Company’s Common Stock, par value $0.01 per share, or, upon circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, including fractions of a share of Preferred Stock.

No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile or .PDF signature of the proper officers of the Company and its corporate seal.

Dated as of .

ATTEST:	AMAG PHARMACEUTICALS, INC.

[Name]	[Name]
[Title]	[Title]

COUNTERSIGNED:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

By:
[Name]
[Title]

EXHIBIT B

AMAG PHARMACEUTICALS, INC.

SUMMARY OF AMENDED RIGHTS TO PURCHASE
PREFERRED SHARES

On September 3, 2009, the Board of Directors of AMAG PHARMACEUTICALS, INC. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend was effective as of September 17, 2009 (the “Record Date”) with respect to the stockholders of record on that date. The Rights also attached to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of the Company at a price of $80 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. Each Preferred Share is designed to be the economic equivalent of 1,000 Common Shares. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 4, 2009 (as amended from time to time, the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

On September 26, 2014, the Board of Directors adopted an amendment to the Rights Agreement (the “NOL Amendment”) in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (the “NOLs”) and other tax benefits to reduce potential future United States Federal income tax obligations. The Company has experienced and may continue to experience substantial operating losses, and under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated thereunder, the Company may “carry forward” these NOLs or NOLs it acquires from companies though acquisition activity and other tax benefits in certain circumstances to offset any current and future earnings and thus reduce the Company’s federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs and other tax benefits do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs and other tax benefits, and therefore these NOLs and other tax benefits could be a substantial asset to the Company. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Code, its ability to use the NOLs and other tax benefits will be substantially limited, including that the timing of the usage of the NOLs and other tax benefits could be substantially delayed, which could therefore significantly impair the value of those assets.  For the avoidance of doubt, references to the Rights Agreement in this summary include the impact of the NOL Amendment.  The NOL Amendment also reduced the Purchase Price from $250 to $80.

DETACHMENT AND TRANSFER OF RIGHTS

Initially, the Rights are evidenced by the stock certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons, has become an “Acquiring Person” (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate.  Generally, the Rights Agreement provides that any person or group (including any affiliate or associate of such person or group) (a “Grandfathered Person”) which beneficially owned (as disclosed in public filings with the Securities and Exchange Commission) 4.99% or more of the outstanding Common Shares as of the Grandfathered Time (the percentage of such ownership, the “Grandfathered Percentage”) will not be deemed an “Acquiring Person” unless such Grandfathered Person exceeds its Grandfathered Percentage 1/4% or more. If any Grandfathered Person shall sell, transfer or otherwise dispose of any outstanding Common Shares after the Grandfathered Time or if the percentage of outstanding Common Shares of the Company that such

Grandfathered Person beneficially owns is reduced as a result of the issuance of additional securities of the Company, the related Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean, with respect to the Grandfathered Person, the lesser of (a) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (b) the percentage of outstanding Common Shares of the Company that such Grandfathered Person beneficially owns immediately following such sale, transfer, disposition or dilutive event, plus an additional 1/4%; provided, however, if at any time after the Grandfathered Time, such Grandfathered Person is the beneficial owner of less than 4.99% of the outstanding Common Shares, then such person or group (including any affiliate or associate of such person or group) will cease to be a Grandfathered Person.

Additionally, the Rights Agreement provides that any person who desires to effect any acquisition of Common Shares that would, if consummated, result in such person (together with its affiliates and associates) beneficially owning 4.99% (or, in the case of a Grandfathered Person, the Grandfathered Percentage) or more of the then outstanding Common Shares (a “Requesting Person”) may, prior to the Shares Acquisition Date (as defined in the Rights Agreement), and in accordance with this the Rights Agreement, request that the Board of Directors grant an exemption with respect to such acquisition under the Rights Agreement (an “Exemption Request”).  The Board of Directors will only grant an exemption in response to an Exemption Request if the Board of Directors determines, in its sole discretion, that the acquisition of beneficial ownership of Common Shares by the Requesting Person will not jeopardize or endanger the availability to the Company of any tax benefits.  Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including that the exemption be of a limited duration, a requirement that the Requesting Person agree that it will not acquire beneficial ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Board of Directors or that it will not make another Exemption Request), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company’s tax benefits.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

EXERCISABILITY OF RIGHTS

The Rights are not exercisable until the Distribution Date. The Rights will expire on the Final Expiration Date (defined below), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.  The Final Expiration Date means the earliest of the close of business on (1) March 31, 2017, (2) the effective date of the repeal of Section 382 or any successor statute if the Board of Directors determines that this Rights Agreement is no longer necessary or desirable for the preservation of tax benefits, (3) the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward or (4) September 26, 2015, if stockholder approval of the NOL Amendment to the Rights Agreement has not been obtained by or on such date.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase

Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

TERMS OF PREFERRED SHARES

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $l per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $250 per share but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. The Preferred Shares would rank junior to any other series of the Company’s preferred stock.

TRIGGER OF FLIP-IN AND FLIP-OVER RIGHTS

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value equal to two times the exercise price of the Right. This right will commence on the date that a person has become an Acquiring Person (or the effective date of a registration statement relating to the securities purchasable upon exercise of the Rights, if later).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

REDEMPTION AND EXCHANGE OF RIGHTS

At any time prior to the earliest of (i) the day that a person has become an Acquiring Person, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”), which may be paid in cash, Common Shares or any other consideration deemed appropriate by the Board of Directors of the Company. In general, the redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of one Common Share per Right. Under certain circumstances set forth in the Rights Agreement, in lieu of Common Shares, the Company may exchange cash, property or other securities of the Company, including fractions of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions) with value equal to such Common Shares.

AMENDMENT OF RIGHTS

The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after the time that the Rights are no longer redeemable, no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person and any group of affiliated or associated persons).

ADDITIONAL INFORMATION

A copy of the original Rights Agreement has been filed with the Securities and Exchange Commission as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 4, 2009 and amendments thereto are filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated May 10, 2012 and Exhibit 4.4 to the Company’s Current Report on Form 8-K dated February 14, 2014.  A copy of the NOL Amendment will be filed as an exhibit to Current Report on Form 8-K that the Company expects to file on or about September 29, 2014.  A copy of this Summary and the Rights Agreement, including all amendments, is available from the Company by writing to: AMAG Pharmaceuticals, 1100 Winter Street, Waltham, Massachusetts 02451, Attention: General Counsel. This summary description of the Rights is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.